EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Calor Del Sol, Inc.

We consent to the use of our report dated February 16, 2024 with respect to the financial statements of Calor Del Sol, Inc. as of April 30, 2023 and the related statements of operations, shareholders’ deficit and cash flows for the period from May 24, 2022 (inception) through April 30, 2023. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

June 4, 2024

/S/ Michael Gillespie & Associates, PLLC